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The Secretary of State of Delaware issued a certificate for ERA AUSTRALIA LLC whose file number is 5123009 on 03/12/2012 under request number 120300152 for authentication number 9425554.

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Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "ERA AUSTRALIA LLC", FILED IN THIS OFFICE ON THE TWELFTH DAY OF MARCH, A.D. 2012, AT 2:41 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5123009 8100

120300152

AUTHENTICATION: 9425554

DATE: 03-12-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:41 PM 03/12/2012
FILED 02:41 PM 03/12/2012
SRV 120300152 - 5123009 FILE

CERTIFICATE OF FORMATION
OF
ERA AUSTRALIA LLC

FIRST: The name of the limited liability company is **Era Australia LLC**.

SECOND: The address of its registered office in the state of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, DE 19904, County of Kent. The name of its Registered Agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the limited liability company shall be to engage in any lawful act or activity for which a limited liability company may be formed under the Delaware Limited Liability Company Act.

FOURTH: The limited liability company shall have perpetual existence.

FIFTH: The name and mailing address of the person forming this limited liability company at the instruction of its initial members is Jeanne E. Rouleau, 2200 Eller Drive, PO Box 13038, Fort Lauderdale, FL 33316.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 12th day of March, 2012.

By: Jeanne E Rouleau

Jeanne E. Rouleau
Authorized Representative